Exhibit 99.1

Intermix Media Announces Closing of Focalex Acquisition and Provides Update on Stockholder Litigation

LOS ANGELES, Nov. 8 — Intermix Media, Inc. (Amex: MIX) announced today that it has consummated its acquisition of Massachusetts- based Focalex, Inc., an Internet advertising and affiliate marketing company. Under the terms of the acquisition agreement previously announced by Intermix on October 12, 2004, the Company will pay Focalex stockholders aggregate acquisition consideration of $4.3 million consisting of approximately $2.6 million in cash and 548,000 shares of Intermix Media common stock.

Intermix Media also provided an update today on its pending stockholder litigations matters. On October 1, 2004, the Company’s motion to dismiss the consolidated derivative action pending against the Company and various of its current and former officers and directors in Los Angeles Superior Court was granted and the lawsuit was dismissed. Plaintiffs may appeal the decision of the Court, but to date, have not filed notice of their intent to do so.

In addition, the Company announced today that an agreement in principle has been reached to settle a consolidated securities class action case pending in U.S. District Court in Los Angeles. The lead plaintiff and the Company have agreed to settle the lawsuit for $5.5 million in cash. The Company’s insurance carriers have conditionally agreed to fund the entire settlement. Consummation of the settlement is conditioned on agreement by the parties to the additional terms and conditions of a stipulation of settlement and upon the Court’s acceptance and approval of the settlement.

“The anticipated resolution of the class action lawsuit is another important milestone in the turn-around of Intermix Media,” said Richard Rosenblatt, Chief Executive Officer. “This settlement is an important step toward removing obstacles that could hinder the growth of the business and the enhancement of stockholder value, and is not an admission of guilt or wrongdoing in any respect.”

ABOUT INTERMIX

Intermix Media is a leading online media and entertainment company that leverages proprietary technologies, analytical marketing tools, and unique viral and user generated content across its vast online network and develops ecommerce brands. Intermix Media operates through two business units — the Intermix Network and Alena.

The Intermix Network reaches over 15 million consumers each month through more than 50 websites grouped into three main categories: social networking, casual gaming and viral entertainment. MySpace.com is the Internet’s leading social networking site with over 4.7 million members. Grab.com, Intermix’s premier gaming site, is the first and most comprehensive self-governing casual gaming site. In addition, Intermix Network users share over 500,000 pieces of content per day making it one of the most shared content destinations on the Web.

Beginning with the Intermix Network, Alena utilizes the Internet to provide a complete start-to-finish solution for bringing new products to market through a unique integration of proprietary technologies and analytical marketing.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks, uncertainties and assumptions about the matters discussed. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved or that the settlement described herein will be consummated, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, among others, those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as well as the following additional factors: the risk that the Company, lead plaintiff in the class action lawsuit and/or any of the other defendants in the lawsuit cannot agree on the additional terms and conditions of the settlement to be negotiated and documented in connection with presenting such settlement to the Court for approval; the risk that the Court declines to approve the settlement as a full and final compromise of the claims of the stipulated class of plaintiffs; the risk that a number of members of the class covered by the settlement choose to opt out of the settlement thereby triggering a right of the Company to terminate the settlement; the risk that the Company’s insurance carriers fail or refuse for any reason to fund the settlement; and the risk that the Company’s excess D&O carrier elects to challenge its obligation to provide coverage for settlement of the class action lawsuit and seeks reimbursement for such amounts from the Company. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.